EXHIBIT 99.2

IN THE UNITED STATES BANKRUPTCY COURT
DISTRICT OF NEW JERSEY

In re:	)	Chapter 11
)
CONGOLEUM CORPORATION,	)
CONGOLEUM SALES, INC. and	)	Case No. 03-51524 (KCF)
CONGOLEUM FISCAL, INC.	)
)
Debtors.	)	Jointly Administered

ORDER GRANTING JOINT MOTION OF THE DEBTORS AND
THE OFFICIAL COMMITTEE OF BONDHOLDERS
FOR AN ORDER PURSUANT TO 11 U.S.C. § 105
AND FED. R. BANKR. P. 9019 APPROVING SETTLEMENT

The Relief set forth on pages two (2) and four (4) is hereby ORDERED.

DATED: 10/31/08	/s/ Kathryn C. Ferguson
Honorable Kathryn C. Ferguson
United States Bankruptcy Judge

Page: 2

Debtors:	Congoleum Corporation, et al.

Case No.:	03-51524 (KCF) (Jointly administered)

Caption of Order:	Order Granting Joint Motion of the Debtors and the Official Committee of Bondholders for an Order Pursuant to 11 U.S.C. § 105 and Fed. R. Bankr. P. 9019 Approving Settlement

Upon the Joint Motion of the Debtors and the Official Committee of Bondholders for an Order Pursuant to 11 U.S.C. § 105 and Fed. R. Bankr. P. 9019 Approving Settlement (the “Motion”); and it appearing that adequate and sufficient notice of the hearing to consider approval of the Motion has been given to all interested parties and all such parties having been afforded an opportunity to be heard with respect to the Motion; and it further appearing that the Court has jurisdiction over the Motion pursuant to 28 U.S.C. §§ 157 and 1334, and the Court having reviewed and considered the Motion; and it appearing that the relief requested in the Motion is warranted and in the best interests of the estates, creditors, and other parties in interest; and upon the record before the Court; and after due deliberation thereon; and good cause appearing therefor

IT IS HEREBY ORDERED, ADJUDGED AND DECREED THAT:

1.           The Motion is granted and the Settlement Agreement is hereby approved in its entirety and in all respects pursuant to 11 U.S.C. §105 and Fed. R. Bankr. P. 9019.
2.           The notice of the Motion constitutes due, sufficient and timely notice of the Motion, the hearing and the Settlement Agreement.
3.           All objections to the Motion or the relief requested therein, if any, that have not been withdrawn, waived or settled, and all reservations of rights included therein, are overruled with prejudice, except as set forth in this Order.

Page: 3

Debtors:	Congoleum Corporation, et al.

Case No.:	03-51524 (KCF) (Jointly administered)

Caption of Order:	Order Granting Joint Motion of the Debtors and the Official Committee of Bondholders for an Order Pursuant to 11 U.S.C. § 105 and Fed. R. Bankr. P. 9019 Approving Settlement

4.           Approval of the Settlement Agreement and entry of this Order is not dispositive of and has no bearing on: (i) any issues in the State Court Coverage Action, (ii) any issues regarding the overarching Global Settlement except to the extent that the Settlement Agreement has been approved pursuant to 11 U.S.C. §105 and Fed. R. Bankr. P. 9019, or (iii) whether any plan of reorganization embodying the Settlement Agreement satisfies the requirements for confirmation set forth in the Bankruptcy Code (a “Plan”).
5.           Any and all potential objections to confirmation of any Plan   are preserved.
6.           The Court authorizes the signatories to the Settlement Agreement, upon the Effective Date as defined in the Settlement Agreement, to take any actions reasonably necessary to implement the relief granted in the Settlement Agreement and this Order.
7.           The Settlement Agreement and this order constitute and evidence the valid and binding obligations of the signatories to the Settlement Agreement, including both the present signatories and those parties who hereafter execute or adopt the Settlement Agreement, which obligations shall be enforceable against each of them in accordance with the terms of the Settlement Agreement and this Order.
8.           On the Effective Date, as defined in the Settlement Agreement, (i) any Asbestos Claim against the Debtors held by any Settling Claimant, including with respect to any statutes of limitation related thereto, shall be restored to the status quo ante as it existed as of the time the Settling Claimant initially filed or submitted its Asbestos Claim against the Debtors that resulted in the Settling Claimant's Pre-Petition Asbestos Settlement; and (ii) any statute of limitation with respect to such Asbestos Claim shall be tolled until the later of 90 days after the expiration of any stay imposed due to the filing of the Debtors' chapter 11 cases or such additional time as may be provided pursuant to the trust distribution procedures (the "TDP") incorporated in the Plan.

Page: 4

Debtors:	Congoleum Corporation, et al.

Case No.:	03-51524 (KCF) (Jointly administered)

Caption of Order:	Order Granting Joint Motion of the Debtors and the Official Committee of Bondholders for an Order Pursuant to 11 U.S.C. § 105 and Fed. R. Bankr. P. 9019 Approving Settlement

9.           Any statute of limitations shall be tolled with respect to any and all causes of action that could have been asserted in the Adversary Proceedings or the New Adversary Proceeding contemplated by the Case Management Order entered by the Court on July 17, 2008 from July 29, 2008 through and including the earlier of (a) the Effective Date of the Plan and (b) the first business day that is at least 90 days after the earlier to occur of (i) entry of a final non-appealable order denying confirmation of the Plan, (ii) entry of a final non-appealable order denying the approval of the Litigation Settlement and (iii) entry of a final non-appealable order converting the Debtors’ bankruptcy cases to cases under chapter 7 of the Bankruptcy Code, appointing a chapter 11 trustee or dismissing the Debtors’ bankruptcy cases (the “Litigation Tolling Period”).
10.           The Adversary Proceedings are stayed through the Litigation Tolling Period with respect to all defendants to the Adversary Proceedings.
11.           The Settlement Agreement and other related documents may be modified, amended, or supplemented by the parties thereto, in a writing signed by such parties in accordance with the terms thereof, without further order of the Court, provided that any such modification, amendment or supplement is not material.

Page: 5

Debtors:	Congoleum Corporation, et al.

Case No.:	03-51524 (KCF) (Jointly administered)

Caption of Order:	Order Granting Joint Motion of the Debtors and the Official Committee of Bondholders for an Order Pursuant to 11 U.S.C. § 105 and Fed. R. Bankr. P. 9019 Approving Settlement

12.           The Court shall retain exclusive jurisdiction over any proceeding that involves the validity, application, construction, modification or termination of the Settlement Agreement and this order, and may make further orders with respect thereto as are proper and appropriate.